EXHIBIT (c)(vi)

Queensland Treasury Corporation Half-Yearly Report

for the Six Months Ended December 31, 2008

HALF-YEARLY REPORT
DECEMBER 2008

QUEENSLAND
TREASURY
CORPORATION

HALF-YEARLY REPORT

DECEMBER 2008

AUDAX AT FIDELIS

QUEENSLAND TREASURY CORPORATION

AUDAX AT FIDELIS

QUEENSLAND TREASURY CORPORATION

December 2008

Half-Yearly Report

CONTENTS

Queensland Treasury Corporation

Five-year Business Summary

Chairman’s Report

Financial Statements

Interim Management Report

Appendix A: Loans to Customers

Appendix B: Partners in Financial Markets

Appendix C: Mid-year update of QTC’s Indicative Borrowing Program for 2008-09

Appendix D: Corporate Directory

1

2

4

7

28

29

33

35

36

Vision

Efficient and effective financial risk management practices across our customers and the State.

Mission

To provide corporate treasury services to our customers and the State, by striving to understand our customers’ current and future needs and delivering solutions to meet those needs.

Values

Open communication, respect for the individual, integrity and honesty in all our dealings, good corporate citizenship, strong commitment, and valuable contributions.

Queensland Treasury Corporation

Queensland Treasury Corporation is the Queensland Government’s central financing authority and corporate treasury services provider, with responsibility to:

•	source and manage the debt funding to finance Queensland’s infrastructure requirements in the most cost-effective manner

•	provide financial and risk management advice and services to the Queensland Government and its Queensland public sector customers, and

•	invest the State’s short- to medium-term cash surpluses, maximising returns to customers through a conservative risk management framework.

QTC does not formulate Government policy, but works within the policy frameworks developed by the Government and Queensland Treasury. QTC’s role is not to take direct equity in projects, however, it may, at the direction of the Government, invest equity in special purpose vehicles established to achieve a specific outcome for the State.

Debt funding and management

QTC borrows funds in the domestic and international markets in a manner that minimises the State’s, and QTC’s, liquidity and refinancing risk. We then lend these funds to our customers, or use them to manage our customers’ debt or to refinance maturing debt.

With responsibility for all of the State’s debt raisings, QTC is able to capture significant economies of scale and scope in the issuance, management and administration of debt.

These economies, together with our AAA credit rating, result in a low cost of debt for Queensland’s public sector.

Financial advisory and risk management services

QTC works closely with its public sector customers to assist in managing their risk in financial transactions and achieve the best financial solutions for their organisations and for Queensland. In assisting customers, QTC does not provide advice that is contrary to the interests of the State.

We encourage our customers and Queensland Treasury, our major stakeholder, to use our organisation as an extension of their resources, by:

•	providing them with low cost access to professional skills and resources to ensure that their financial risks are identified and managed on a consistent basis

•	acting as a central store of knowledge and expertise on financial structures and transactions, and the risks and benefits they encompass

•	providing Queensland Treasury with advice on matters of financial and commercial policy and risk relating to the State and its entities, and

•	working as a conduit between the Government and the private sector, using our economies of scale and scope to ensure that the best possible solutions are obtained.

Short- to medium-term investments

QTC uses its financial markets expertise, developed through strong relationships with the domestic and international markets, together with its understanding of debt management and the management of financial risk, to provide customers with investment solutions that achieve a high return within a conservative risk environment.

Customers can choose from an overnight facility, a managed short-term fund, or fixed-term facilities. Alternatively, we can assist them to source appropriate solutions from the marketplace.

2008 HALF-YEARLY REPORT 1

Five-year Business Summary

	FINANCIAL YEAR 2004–05	FINANCIAL YEAR 2005–06	FINANCIAL YEAR 2006–07	FINANCIAL YEAR 2007–08	HALF-YEAR ENDED 31 DECEMBER 2008
Financial

OPERATING STATEMENT ($000)

Interest from onlendings	1 442 995	572 306	768 624	1 489 666	3 978 691
Management fees	22 993	22 698	24 820	31 504	18 741
Interest on borrowings	1 849 012	857 281	1 144 884	2 077 211	4 680 888
Interest as deposits	262 307	302 987	316 880	471 014	246 291
Operating surplus before payment in lieu of income tax	57 735	62 310	59 589	(65 024)	75 647
Payment in lieu of income tax	11 647	12 741	13 740	15 681	1 898
Operating surplus after payment in lieu of income tax	46 088	49 569	45 849	(80 705)	73 749

BALANCE SHEET ($000)

Total assets	30 345 228	33 492 178	40 612 318	49 915 436	61 329 808
Total liabilities	30 067 297	33 164 678	40 238 969	49 622 792	60 963 415
Net assets	277 931	327 500	373 349	292 644	366 393

Customer

SAVINGS FOR CUSTOMERS ($M)
Savings due to portfolio management	(9.1)	46.5	(13.1)	18.7	92.6
Savings due to borrowing margin	55.8	74.4	82.1	152.5	76.3
Total savings for customers	46.7	120.9	69.0	171.2	168.9
Cumulative savings for customers	1 345.5	1 466.4	1 535.4	1 706.6	1 875.5

LOANS TO CUSTOMERS
Loans ($000)	18 905 621	19 831 582	24 268 854	32 911 506	42 328 380
Number of onlending customers	292	321	313	280	266
Outperformance of benchmark
(% pa semi-annual)
Floating Rate Debt Pool	0.16	0.19	0.21	0.20	0.21
3 Year Debt Pool	(0.02)	0.27	0.00	0.08	0.47
6 Year Debt Pool	(0.07)	0.23	(0.06)	0.05	0.42
9 Year Debt Pool	(0.14)	0.20	(0.18)	(0.05)	0.83
12 Year Debt Pool	(0.13)	0.24	(0.22)	(0.04)	0.96
15 Year Debt Pool	(0.15)	0.23	(0.12)	(0.01)	1.14

2 QUEENSLAND TREASURY CORPORATION

	FINANCIAL YEAR 2004–05	FINANCIAL YEAR 2005–06	FINANCIAL YEAR 2006–07	FINANCIAL YEAR 2007–08	HALF-YEAR ENDED 31 DECEMBER 2008
MANAGED FUNDS
Deposits ($000)	5 220 644	5 329 329	7 698 426	8 251 872	8 210 338
Number of depositors	270	253	254	214	211
Outperformance of benchmark (% pa semi-annual)
Cash Fund	0.17	0.16	0.17	0.22	(0.18)

Financial Markets
Debt outstanding* (market value, $000)	24 582 052	27 519 577	32 074 526	40 728 150	52 037 795
QTC bond rates (% at 30 June)
September 2007	5.31	6.00	6.37	—	—
July 2009	5.31	5.99	6.68	7.40	3.35
May 2010	5.34	6.00	6.72	7.39	3.78
June 2011	5.35	6.01	6.74	7.31	4.28
April 2012	—	—	—	7.26	4.53
August 2013	5.36	6.00	6.69	7.17	4.77
October 2015	5.37	6.02	6.66	7.04	4.84
September 2017	—	—	6.64	7.00	4.84
June 2021	5.40	6.02	6.58	6.94	4.85
March 2023	—	—	—	—	4.15
QTC capital-indexed bond rates (% at 30 June)
August 2030	—	2.51	2.79	2.32	2.77

AVERAGE BASIS POINT MARGIN OF
1st TIER SEMI-GOVERNMENT BONDS TO +

Commonwealth Govt bonds #	22	22	32	56	105

Swap #	(24)	(23)	(21)	(52)	55

AAA credit (non-govt) #	(29)	(31)	(30)	(144)	(295)

QTC global and domestic bonds on issue
(face value, $000)	22 186 715	26 903 063	33 000 416	41 833 356	48 712 188

Corporate

Number of employees	122	132	148	160	174
Administration expenses ($000)	30 021	30 249	32 958	32 958	22 342

*	QTC holds its own stock and these holdings have been excluded from the debt outstanding figures.
#	Data sourced from CBA Spectrum (Australian dollar denominated).
+	1st tier semi-government bonds includes QTC, NSWTC and TCV (Composite Fair Value Curve), average is across 1-10 years.

2008 HALF-YEARLY REPORT 3

Chairman’s Report

The first half of the 2008-09 financial year was characterised by largely unprecedented and fundamental changes within the global financial markets, as major economies continued to grapple with the ongoing global credit and liquidity crises.

During this challenging time, Queensland Treasury Corporation recorded an accounting profit from its capital markets operations of $74 million and a loss from its Long Term Assets operations of $3,557 million, resulting in an overall accounting loss of $3,483 million.

The $3,557 million net accounting loss was a direct result of the performance of the Long Term Assets operating segment, which comprises the investments that fund the State’s superannuation and other long-term obligations. These investments, which continue to be managed by Queensland Investment Corporation (QIC), were transferred to QTC by the State Government on 1 July 2008, to minimise the volatility in the General Government’s net operating position, as a result of fluctuations in returns from these investments. Under this arrangement, QTC pays the State 7.5% per annum on the 1 July 2008 market value of the investments, adjusted for any subsequent cash flows (7.5% represents the current actuarially-assessed long-term average rate of return for a managed diversified portfolio of investments). In return, QTC receives the market return on the investments held with QIC. The outcome of this arrangement is that QTC is subject to market volatility on the investments while, at the same time, the return paid to the State is fixed at 7.5%.

As a consequence of the significant downward movement in equity and property markets, the difference between the 7.5% return paid to the State and the return earned on the investments resulted in an accounting loss of $3,557 million. This accounting loss is expected to be recouped over the long term, as the long-term average rate of return on these investments is expected to at least match the return paid to the State.

It is important to note that the loss will have no impact on QTC’s capacity to undertake its core capital markets operations or to meet its obligations to investors in QTC’s bonds. The Long Term Assets transactions have no cash flow impact on QTC and the funds are invested to meet the State’s superannuation and other long-term obligations. Rating agencies Moody’s and Standard & Poor’s have confirmed that this transfer will not affect the State’s, or QTC’s, AAA credit rating or Stable Outlook.

On a positive note, through both our financial markets operations and work with our customers, QTC made quantifiable savings for its customers and the State of $247 million.

Financial Markets’ landscape

The first half of the financial year was characterised by a sharp downturn in global trade, deterioration of global economic and financial conditions, and a fundamental reorganisation of a large part of the world’s banking sector. Despite falling short-term official interest rates and longer-term market interest (bond yields) across the globe, QTC’s cost of funds, relative to the Australian Government’s, increased markedly due partly to the impact of Commonwealth Government guaranteed bank bonds providing investors with a higher yielding, lower credit risk alternative to Queensland Government guaranteed bonds.

4 QUEENSLAND TREASURY CORPORATION

Against this uncertain global economic backdrop, the Australian economy fared relatively better than many of its major trading partners. Towards the end of 2008, the Reserve Bank of Australia lowered official interest rates substantially, consistent with aggressive central-bank actions around the world. Nevertheless, consumer and business confidence fell sharply while retail sales growth waned and construction-sector activity slowed. In addition, the collapse in prices for base metals and bulk commodities, including coal and iron ore, negatively impacted the private economy and increased unemployment rates in the mining and construction sectors.

In the Queensland Government’s Mid-Year Fiscal and Economic Review, released in December 2008, it was pointed out that the deepening global financial crisis has seen most advanced economies fall into recession, while emerging Asia has become increasingly affected. As a result, growth in Queensland’s major trading partners is expected to slow to its lowest rate since the Asian financial crisis. Further, the sharp fall in commodity and equity prices is expected to continue to dampen corporate profits and household wealth.

Borrowing requirements

The revised borrowing requirement for the 2008–09 financial year is $16,048 million, down $284 million following the release of the Queensland State Budget Mid-Year Fiscal and Economic Review in December 2008. This estimate includes $13 billion to meet the $20 billion capital works and asset procurement requirements of the Queensland public sector, including local government.

Australian semi-government issuance has also been negatively affected by the Australian Government’s delays in legislating changes to Interest Withholding Tax laws and the implementation of the Australian Government’s guarantee of bank wholesale funding. Against this backdrop, positive investor demand for QTC’s A$ benchmark bond lines has continued, albeit at a declining rate, and this program has provided the majority of funding. Demand for QTC’s commercial paper has also remained strong, as investors continued to seek high credit quality assets in an uncertain global market environment. By 31 December 2008, QTC had raised almost $7 billion in term debt with an additional $6 billion in short-term debt, towards its $16 billion target for the year.

In addition, as part of its conservative risk management approach, QTC continued to accumulate significant surplus liquidity that will help QTC achieve its funding task for this and possibly future years.

Credit Risk Management

QTC’s robust credit framework and well managed financial counterparty exposure continued to underpin its activities, which were challenged by the worsening financial and economic conditions. During the period, QTC’s $8 billion Cash Fund was exposed to losses resulting from its $25 million exposure to Lehman Bros. Over the half-year, a large number of international financial institutions and other corporates, as well as some second tier Australian banks, were downgraded. With the exception of the written down value of the Lehman Bros exposure and an exposure to a BBB+ rated domestic financial institution of $50 million with a term of less than 30 days, all of QTC’s exposures for its capital markets operations are rated A-(minus) or better, with 45% rated AAA and 83% rated AA- (minus) or better.

QTC’s conservative approach to credit risk provides a strong platform that minimises the risk of future losses. As part of this conservative approach, QTC increased its Credit Risk Reserve from $34 million to $123 million in the period under review. However, this must be considered in the context of the ongoing volatility in the capital markets, which has the potential to cause undue financial pressures on counterparties, including those of high credit quality.

2008 HALF-YEARLY REPORT 5

Chairman’s report (continued)

Financial Markets relationships

In recognition of the crucial role investors and financial intermediaries play in QTC’s ability to meet Queensland’s increased funding requirements, and the high value we place on the long-term relationships we have with market participants, QTC escalated its commitment to ongoing dialogue with the investment market.

Over the past six months we have met, together with our key stakeholder Queensland Treasury, with investors and financial market intermediaries around the globe including Asia, Europe, the United Kingdom, the United States and the Middle East. In addition, with the support of the Commonwealth Bank of Australia, we hosted a conference for delegates of various central banks, which provided an opportunity for them to better understand the strength and diversity of the Queensland and Australian economies.

QTC has also continued to seek opportunities to develop new relationships and develop new funding opportunities for the State (including the Supported Debt Model for Public Private Partnerships), as well as identify suitable opportunities for its Fixed Interest Distribution Group members to work in partnership with QTC in delivering broader value-adding outcomes for our public sector customers.

Looking ahead

While uncertainty in the global financial markets and weakening economic conditions have added a level of complexity to our funding task, I am confident our prudent levels of liquidity and transparent approach to all of our dealings will help us continue to source the most cost effective funding for the State. This will assist with the ongoing delivery of the critical projects of the South East Queensland Infrastructure Plan, and other State major projects that are essential to Queensland achieving its economic potential.

With an increased necessity to support our customers as they face the challenges presented by current global economic conditions, QTC will fulfill its mandate to add greater value to both our customers’ businesses and to Queensland. QTC is committed to focusing resources on providing financial and risk management advice that supports customers in achieving their business objectives.

In these turbulent times, I remain confident that QTC has the right people, resources and rigorous risk management framework to help ensure the ongoing success of our State.

6 QUEENSLAND TREASURY CORPORATION

AUDAX AT FIDELIS

QUEENSLAND TREASURY CORPORATION

Interim Financial Statements

For the half-year ended 31 December 2008

CONTENTS

Interim Income Statement 8

Interim Balance Sheet 9

Interim Statement of Changes in Equity 10

Interim Cash Flow Statement 11

Notes to and Forming Part of the Financial Statements 12

Certificate of the Queensland Treasury Corporation 26

Independent Auditor’s Review Report 27

2008 HALF-YEARLY REPORT 7

Interim Income Statement

For the half-year ended 31 December 2008

	NOTE	31 DECEMBER 2008 $000	31 DECEMBER 2007 $000
NET INTEREST INCOME FROM CAPITAL MARKETS OPERATIONS
Interest income	4	4 993 733	1 010 570
Interest expense	4	(4 927 179)	(998 119)

		66 554	12 451

NET RETURN FROM INVESTMENTS IN LONG TERM ASSETS
Net change in fair value of unit trusts		(2 765 549)	—
Interest on fixed rate note		(773 882)	—
Management fees – QIC		(17 368)	—

		(3 556 799)	—

OTHER INCOME FROM CAPITAL MARKETS OPERATIONS
Fees – management	5	18 741	14 376
Fees – professional		250	135
Fees – other		232	189
Amortisation of cross border lease deferred income		4 299	4 298
Operating lease revenue		7 859	3 153

		31 381	22 151

OPERATING EXPENSES FROM CAPITAL MARKETS OPERATIONS
Administration expenses	6	22 342	14 310
		22 342	14 310

Share of profit from investments accounted for using the equity method		54	110

OPERATING (LOSS)/SURPLUS BEFORE PAYMENT IN LIEU OF INCOME TAX		(3 481 152)	20 402

Payment in lieu of income tax		1 898	7 572

OPERATING (LOSS)/SURPLUS AFTER PAYMENT IN LIEU OF INCOME TAX		(3 483 050)	12 830

OPERATING RESULT COMPRISES:
CAPITAL MARKETS OPERATIONS	3	73 749	12 830
LONG TERM ASSETS	3	(3 556 799)	—

		(3 483 050)	12 830

The accompanying notes form part of these financial statements.

Note: Throughout these financial statements the capital markets operations and the long–term assets operations have been disclosed separately to distinguish between the Corporations’ main central treasury management role and its additional responsibilities following the transfer of the State’s superannuation and other long-term assets on 1 July 2008 (refer note 1 and 3).

8 QUEENSLAND TREASURY CORPORATION

Interim Balance Sheet

As at 31 December 2008

	NOTE	31 DECEMBER 2008 $000	30 JUNE 2008 $000	31 DECEMBER 2007 $000
Assets
CAPITAL MARKETS OPERATIONS
Cash	7	500 851	1 372	100
Receivables		5 087	7 720	3 222
Financial assets at fair value through profit or loss	8	17 401 081	16 694 123	16 388 854
Derivative financial assets	9	995 886	224 414	125 033
Onlendings	10	42 328 380	32 911 506	27 956 844
Property, plant and equipment		93 557	71 661	23 332
Investments accounted for using the equity method	21	426	434	290
Intangible assets		3 112	2 839	1 515
Deferred income tax asset		1 428	1 367	1 079

		61 329 808	49 915 436	44 500 269

LONG TERM ASSETS
Financial assets at fair value through profit or loss	11	18 001 540	—	—

		18 001 540	—	—

TOTAL ASSETS		79 331 348	49 915 436	44 500 269

Liabilities
CAPITAL MARKETS OPERATIONS
Payables		238 381	152 838	165 552
Tax liabilities		1 980	15 964	7 567
Derivative financial liabilities	12	474 921	473 968	310 278
Financial liabilities at fair value through profit or loss
– Interest bearing liabilities	13	52 037 795	40 728 150	35 994 124
– Customer deposits	14	8 210 338	8 251 872	7 636 569

		60 963 415	49 622 792	44 114 090

LONG TERM ASSETS
Financial liabilities at amortised cost	15	21 558 339	—	—

		21 558 339	—	—

TOTAL LIABILITIES		82 521 754	49 622 792	44 114 090

NET ASSETS		(3 190 406)	292 644	386 179

Equity
CAPITAL MARKETS OPERATIONS
Reserves	16	181 609	126 582	92 299
Retained surplus		184 784	166 062	293 880

		366 393	292 644	386 179

LONG TERM ASSETS
Retained surplus		(3 556 799)	—	—

		(3 556 799)	—	—

TOTAL EQUITY		(3 190 406)	292 644	386 179

The accompanying notes form part of these financial statements.

2008 HALF-YEARLY REPORT 9

Interim Statement of Changes in Equity

For the half-year ended 31 December 2008

		CAPITAL MARKETS OPERATIONS				LONG TERM ASSETS	TOTAL
	NOTE	GENERAL RESERVE $000	CREDIT RISK RESERVE $000	BASIS RISK RESERVE $000	RETAINED SURPLUS $000	RETAINED SURPLUS $000	EQUITY $000
Balance at 1 July 2007		39 082	28 129	16 500	289 638	—	373 349
Operating surplus from continuing operations		—	—	—	12 830	—	12 830
Transfer from/(to) retained surplus	16	—	2 588	6 000	(8 588)	—	—

BALANCE AT 31 DECEMBER 2007		39 082	30 717	22 500	293 880	—	386 179

Balance at 1 January 2008		39 082	30 717	22 500	293 880	—	386 179
Operating loss from continuing operations		—	—	—	(93 535)	—	(93 535)
Transfer from/(to) retained surplus	16	—	3 283	31 000	(34 283)	—	—

BALANCE AT 30 JUNE 2008		39 082	34 000	53 500	166 062	—	292 644

Balance at 1 July 2008		39 082	34 000	53 500	166 062	—	292 644
Operating surplus/(loss) from continuing operations		—	—	—	73 749	(3 556 799)	(3 483 050)
Transfer from/(to) retained surplus	16	—	89 027	(34 000)	(55 027)	—	—

BALANCE AT 31 DECEMBER 2008		39 082	123 027	19 500	184 784	(3 556 799)	(3 190 406)

The accompanying notes form part of these financial statements.

10 QUEENSLAND TREASURY CORPORATION

Interim Cash Flow Statement

For the half-year ended 31 December 2008

	NOTE	31 DECEMBER 2008 $000	31 DECEMBER 2007 $000
CAPITAL MARKETS OPERATIONS

Cash Flows from Operating Activities
Interest received from onlendings		3 766 176	567 445
Interest received from investments		437 828	526 162
Interest received from operating leases		8 024	3 153
Fees received – management		18 828	14 343
Fees received – professional		273	333
Fees received – other		325	189
GST paid to suppliers		(4 072)	(291)
GST refunds from ATO		6 467	447
GST paid to ATO		(1 186)	(3 835)
GST received from customers		1 214	1 677
Interest paid on interest-bearing liabilities		(1 123 423)	(1 218 463)
Interest paid on deposits		(244 460)	(204 779)
Administration expenses paid		(20 948)	(15 137)
Payment in lieu of income tax		(15 942)	(13 485)

NET CASH PROVIDED BY / (USED IN) OPERATING ACTIVITIES		2 829 104	(342 241)

Cash Flows from Investing Activities
Net increase in onlendings		(9 072 851)	(3 875 497)
Net proceeds from the purchase of investments		(182 799)	(254 328)
Proceeds from the sale of property, plant and equipment		490	—
Payments for intangibles		(360)	(1 136)
Payments for property, plant and equipment		(28 099)	(484)
Receipt of dividends on equity accounted investments		63	—

NET CASH USED IN INVESTING ACTIVITIES		(9 283 556)	(4 131 445)

Cash Flows from Financing Activities
Net proceeds from interest-bearing liabilities		7 245 078	4 025 450
Net (decrease) / increase in deposits		(291 147)	448 237

NET CASH PROVIDED BY FINANCING ACTIVITIES		6 953 931	4 473 687

NET INCREASE IN CASH HELD		499 479	1

Cash at 1 July		1 372	99

CASH AT 31 DECEMBER	7 & 17	500 851	100

LONG TERM ASSETS
No external cashflow is generated from the
Long Term Assets operations (refer note 1 and 3).

The accompanying notes form part of these financial statements.

2008 HALF-YEARLY REPORT 11

Notes to and Forming Part of the Financial Statements

For the half-year ended 31 December 2008

1. General Information

Queensland Treasury Corporation (QTC) is constituted under the Queensland Treasury Corporation Act 1988 (the Act), with the Under Treasurer designated as the Corporation Sole under section 5(2) of the Act.

QTC is the State’s central financing authority and corporate treasury services provider, with responsibility for providing debt funding, liability management, cash management and financial risk management advice to public sector customers. These services are undertaken on a cost-recovery basis with QTC lending at an interest rate based on its cost of funds and with the benefits/costs of liability and asset management being passed on to its customers being Queensland public sector entities.

On 1 July 2008, under an administrative arrangement the State Government transferred a portfolio of assets (Long Term Assets) to QTC. These assets were held to fund superannuation and other long-term obligations of the State such as insurance and long service leave. In return, QTC issued to the State a fixed rate note, initially set at 7.5% per annum, which is the current actuarially assessed long term average rate of return for a managed diversified portfolio of investments. This arrangement has resulted in the State receiving a fixed rate of return on the note, while QTC bears the risks and rewards on the asset portfolio. The purpose of the transfer was to minimise the volatility in the General Government net operating position as a result of the fluctuations in returns from the investment of these assets.

Oversight of the Long Term Assets are by the Long Term Asset Advisory Board, established by way of Executive Council approval dated 17 July 2008, and do not form part of QTC’s day-to-day capital markets operations. The Long Term Assets are held in unit trusts managed by Queensland Investment Corporation (QIC).

The majority of QTC’s profits from its capital markets operations are generated as a result of interest earned from the investment of QTC’s equity. QTC ensures that in undertaking its capital markets activities it has adequate capital to manage its risks.

Although there is no statutory requirement for the preparation of half-year financial statements, in order to better meet the needs of users of QTC’s financial information, an interim general purpose financial report has been prepared.

The interim financial report does not include all notes of the type normally included within the annual financial report and therefore cannot be expected to provide as full an understanding of the financial performance, financial position and financing and investing activities of the entity as the full financial report. It should be read in conjunction with the annual financial report of Queensland Treasury Corporation as at 30 June 2008. Additional information in regard to the Long Term Assets acquired on 1 July 2008 has been included in notes 3, 11 and 15.

2. Principal Accounting Policies

(A) BASIS OF PREPARATION

These interim general purpose financial statements for the half-year ended 31 December 2008 have been prepared in accordance with the requirements of the Financial Management Standard 1997 issued pursuant to the Financial Administration and Audit Act 1977 and Australian Accounting Standards (including AASB 134 Interim Financial Reporting and Australian Interpretations) adopted by the Australian Accounting Standards Board.

The financial report complies with Australian Accounting Standards and International Financial Reporting Standards (IFRS). QTC is designated as a not-for-profit entity, however, the Corporation has elected to comply with the requirements of International Financial Reporting Standards (IFRS) as if it was a for-profit entity.

EARLY ADOPTION OF STANDARDS

QTC has elected to early adopt AASB 8 Operating Segments and AASB 2007- 3 Amendments to Australian Accounting Standards arising from AASB 8 from 1 July 2008. The application of these standards is not mandatory until the financial year commencing 1 July 2009.

HISTORICAL COST CONVENTION

The financial statements have been prepared under the historical cost convention, as modified by the application of fair value measurement required by the relevant accounting standards.

FUNCTIONAL AND PRESENTATION CURRENCY

These financial statements are presented in Australian dollars, which is QTC’s functional currency.

CLASSIFICATION OF ASSETS AND LIABILITIES

Assets and liabilities are disclosed by nature and in an order that generally reflects their relative liquidity.

(B) INVESTMENT IN JOINT VENTURE ENTITY

QTC’s investment in Local Government Infrastructure Services Pty Ltd is accounted for using the equity method in the financial statements. Under the equity method, the share of the profits or losses of the joint venture is recognised in the Income Statement, and the share of movements in reserves is recognised in reserves in the Balance Sheet. Investments in joint venture entities are carried at the equity accounted amount.

(C) FOREIGN CURRENCY

Foreign currency transactions are initially translated into Australian dollars at the rate of exchange applying at the date of the transaction. At balance date, amounts payable to and by QTC in foreign currencies have been valued using current exchange rates after taking into account interest rates and accrued interest.

Exchange gains/losses are brought to account in the Income Statement.

(D) FINANCIAL ASSETS AND FINANCIAL LIABILITIES

RECOGNITION AND DERECOGNITION

Financial assets and financial liabilities are recognised in the Balance Sheet when QTC becomes party to the contractual provisions of the financial instrument.

A financial asset is derecognised when the contractual rights to the cash flows from the financial asset expires or is transferred and no longer controlled by QTC.

A financial liability is removed from the Balance Sheet when the obligation specified in the contract is discharged, cancelled or expires.

MEASUREMENT

Financial assets and liabilities at fair value through profit or loss are measured at fair value by reference to quoted market prices when available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models, or other recognised valuation techniques.

Fair value is the amount for which an asset could be exchanged, or liability settled between knowledgeable, willing parties in an arm’s length transaction.

12 QUEENSLAND TREASURY CORPORATION

2. Principal Accounting Policies (continued)

(D) FINANCIAL ASSETS AND FINANCIAL LIABILITIES (CONTINUED)

QTC uses mid market rates as a basis for establishing fair values of quoted financial instruments with offsetting risk positions. In general, the risk characteristics of funds borrowed together with the financial derivatives used to manage interest rate and foreign currency risks closely match those of funds onlent. In all other cases, the bid-offer spread is applied where material.

Financial liabilities at amortised cost are measured using the effective interest method. The effective interest method is a method of calculating the amortised cost of a financial instrument and allocating the interest income or interest expense over the relevant period. In this way, interest is recognised in the Income Statement in the period in which it accrues.

CLASSIFICATION

Financial instruments on initial recognition are classified into the following categories:

•	Onlendings

•	Derivative financial instruments

•	Financial assets at fair value through profit or loss

•	Financial liabilities at fair value through profit or loss, and

•	Financial liabilities at amortised cost.

QTC’s accounting policies for significant financial assets and financial liabilities are listed below.

ONLENDINGS

Onlendings, with the exception of loans to cooperative housing societies, are included in the Balance Sheet at their redemption value which is representative of fair value. Loans to cooperative housing societies are based on the balance of each housing society’s loans to its members adjusted where necessary for a specific provision for impairment.

DERIVATIVE FINANCIAL INSTRUMENTS

QTC uses derivative financial instruments to hedge its exposure to interest rate, foreign currency and credit risks as part of its asset and liability management activities. In addition derivatives may be used to deliver long-term floating rate or long-term fixed rate exposure. In accordance with its treasury policy, QTC does not hold or issue derivative financial instruments for speculative purposes.

All derivatives are carried as assets when fair value is positive and as liabilities when fair value is negative.

FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS

Financial assets at fair value through profit or loss include financial assets held for capital markets operations and investments held in unit trusts (Long Term Assets).

–	FINANCIAL ASSETS – CAPITAL MARKET OPERATIONS

Financial assets – capital market operations, consist of investments in money market deposits, discount securities, semi-government bonds and floating rate notes. Unrealised gains and losses are brought to account in the Income Statement.

–	INVESTMENTS IN UNIT TRUSTS – LONG TERM ASSETS

Investments in unit trusts consist of investments held and managed by QIC and include fixed interest securities, Australian equities, international equities and property. These investments are measured at market value based on the hard close unit price quoted by QIC adjusted for fees outstanding on the account net of any GST recoverable.

FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS

Financial liabilities at fair value through profit or loss include interest bearing liabilities and deposits. Unrealised gains and losses are brought to account in the Income Statement.

–	INTEREST BEARING LIABILITIES

Interest bearing liabilities mainly consist of Australian and overseas bonds. Australian bonds include QTC’s domestic, capital indexed and public bonds. Overseas bonds include global bonds and Eurobonds. Global bonds are Australian dollar denominated bonds issued overseas.

–	CUSTOMER DEPOSITS

Customer deposits are accepted to either the Working Capital Facility (11AM Fund) or the Cash Fund for portfolio management. Income derived from the investment of these deposits accrues to depositors daily. The amount shown in the Balance Sheet represents the market value of deposits held at balance date.

Collateral held and securities which are sold under agreements to repurchase are disclosed as a deposit.

FINANCIAL LIABILITIES AT AMORTISED COST

Financial liabilities at amortised cost consist of a fixed rate note issued to the State Government in exchange for a portfolio of assets (Long Term Assets). The fixed rate note was initially recognised at par value, which equated to the fair market value of the financial assets acquired. Deposits and withdrawals can be made from the note based on changes in the State Government’s long-term liabilities. The note is long-term in nature and has a term of 50 years. Interest on the fixed rate note is capitalised monthly and the rate is reviewed annually, based on an actuarial assessment of the return for a diversified portfolio of investments.

(E) COLLATERAL

QTC enters into a range of transactions with counterparties which require the lodgement of collateral subject to agreed market thresholds. Where these thresholds are exceeded, QTC may be required to either pledge assets to, or be entitled to receive pledged assets from, the counterparty to secure these transactions. The assets pledged or received are primarily in the form of cash and bonds.

(F ) INTEREST INCOME AND EXPENSE

The recognition of investment income and borrowing costs includes net realised gains/losses from the sale of investments (interest income) and the preredemption of borrowings (interest expense) together with the net unrealised gains/losses arising from holding investments and certain onlendings (interest income) and net unrealised gains/losses from borrowings (interest expense). These unrealised gains/losses are a result of revaluing to market daily.

The majority of onlendings are provided to customers on a pooled basis. Interest costs are allocated to customers based on the daily movement in the market value of the pool.

(G) NET CHANGE IN FAIR VALUE OF INVESTMENTS IN UNIT TRUSTS

Changes in the net market value of investments are recognised in the period in which they occur. The net market value is based on the closing unit redemption price and includes both realised and unrealised movements, net of allowances for costs expected to be incurred in realising these investments. Distributions are reinvested into the trusts.

2008 HALF-YEARLY REPORT 13

Notes to and Forming Part of the Financial Statements

For the half-year ended 31 December 2008 (continued)

2. Principal Accounting Policies (continued)

(H ) PAYMENT IN LIEU OF INCOME TAX

QTC is exempt from the payment of income tax under section 50-25 of the Income Tax Assessment Act 1997 (as amended).

QTC makes a payment in lieu of income tax to the Queensland Government’s Consolidated Fund. The calculation of the income tax liability is based on the income of certain activities controlled by QTC.

In calculating the payment in lieu of income tax, tax effect accounting principles are adopted for income received and expenses paid in relation to the management and administration of clients’ borrowings and deposits as well as for advisory services and structured finance transactions. For all other QTC operations on which a payment in lieu of income tax is made, tax effect accounting principles are not applied.

QTC’s controlled and jointly controlled entities are defined as State and Territory bodies under section 24AO of the Income Tax Assessment Act 1936 and as a consequence are exempt from Commonwealth tax under section 24AM of this Act.

(I) ROUNDING

Amounts have been rounded to the nearest thousand dollars except for Note 19 which is rounded to the nearest million dollars.

(J ) COMPARATIVE FIGURES

Where necessary, comparative figures have been adjusted to conform with changes in presentation in the current year.

(K) OPERATING RESULT

The operating profit after tax for the six months ended 31 December 2008 for the Capital Markets Operations segment was $73.749 million. The Corporation made an operating loss after tax of $3.557 billion for the Long Term Assets segment. Fund performance has been affected by the poor performance and extreme volatility recorded by virtually all markets during the past half year due to the impact of the global financial crisis. Negative returns have been recorded from most asset classes held in the portfolios, with the exceptions being fixed interest, cash and, in the case of the Balanced option, currency and unlisted alternatives.

The Long Term Assets were transferred to QTC by the State Government on 1 July 2008. In return for these assets, QTC entered into a financial arrangement with the State under which QTC has provided a fixed rate note to the general Government sector at a rate initially set at 7.5% per annum, which is the current actuarially assessed long-term average rate of return for a managed diversified portfolio of investments.

The losses have no impact on QTC’s capacity to meet its obligations as there is no cash flow effect for QTC (refer note 17). In addition, under the Queensland Treasury Corporation Act 1988, any losses of the Corporation shall be the responsibility of the Consolidated Fund of the Queensland Government.

3. Segment Reporting

An operating segment is identified where QTC engages in a business activity where separate financial information is evaluated regularly by the chief operating decision makers in deciding how to allocate resources.

Revenue and expenses directly associated with each business segment are included to determine their result. The accounting policies for each operating segment are applied consistently.

QTC comprises the following operating segments:

CAPITAL MARKETS OPERATIONS

QTC’s core responsibility is to act as the central financing authority and corporate treasury services provider for the State of Queensland. It does this by providing debt funding, liability management, cash management and financial risk management advice to the State Government and its public sector entities including local governments.

QTC’s Capital Markets Operations are reported to the Organisational Management Team and the QTC Capital Markets Board.

LONG TERM ASSETS

On 1 July 2008, the State Government transferred to QTC a portfolio of assets held to meet superannuation and other long-term obligations of the State. In return, QTC issued a fixed rate note to the State equal to the current market value of the assets transferred. Deposits and withdrawals from the liability to meet the long-term obligations of the State result in a corresponding change in the value of the assets held by QTC. The note accrues a fixed rate of interest which according to actuarial assessment is expected to match the long-term average rate of return on the assets.

The Long Term Assets are monitored separately to the Capital Markets Operations and are oversighted by the Long Term Asset Advisory Board.

14 QUEENSLAND TREASURY CORPORATION

3. Segment Reporting (continued)

	CAPITAL MARKETS OPERATIONS $000	LONG TERM ASSETS $000	TOTAL $000
FOR THE HALF-YEAR ENDED 31 DECEMBER 2008
SEGMENT REVENUE AND EXPENSES

SEGMENT INCOME
Interest income	4 993 733	—	4 993 733
Net change in fair value of unit trusts	—	(2 765 549)	(2 765 549)
Other income	31 381	—	31 381

	5 025 114	(2 765 549)	2 259 565

SEGMENT EXPENSES
Interest expense	4 927 179	773 882	5 701 061
Administration expenses and management fees	22 342	17 368	39 710

	4 949 521	791 250	5 740 771

Share of profit from investments accounted for using the equity method	54	—	54

OPERATING PROFIT/(LOSS) BEFORE INCOME TAX	75 647	(3 556 799)	(3 481 152)

Income tax expense	1 898	—	1 898

OPERATING PROFIT/(LOSS) FOR THE HALF YEAR	73 749	(3 556 799)	(3 483 050)

SEGMENT ASSETS AND LIABILITIES

SEGMENT ASSETS
Onlendings	42 328 380	—	42 328 380
Financial assets at fair value through profit or loss	17 401 081	18 001 540	35 402 621
Other assets	1 600 347	—	1 600 347

	61 329 808	18 001 540	79 331 348

SEGMENT LIABILITIES
Financial liabilities at fair value through profit or loss	60 248 133	—	60 248 133
Financial liabilities at amortised cost	—	21 558 339	21 558 339
Other liabilities	715 282	—	715 282

	60 963 415	21 558 339	82 521 754

NET ASSETS	366 393	(3 556 799)	(3 190 406)

SEGMENT EQUITY
Equity 1 July 2008	292 644	—	292 644
Operating profit/(loss) before tax	73 749	(3 556 799)	(3 483 050)

EQUITY 31 DECEMBER 2008	366 393	(3 556 799)	(3 190 406)

The Long Term Assets segment was formed on 1 July 2008, following the transfer of a portfolio of assets by the State Government in exchange for the issue of a fixed rate note. For the prior reporting period, QTC’s operations related solely to the Capital Markets Operations segment.

2008 HALF-YEARLY REPORT 15

Notes to and Forming Part of the Financial Statements

For the half-year ended 31 December 2008 (continued)

4. Interest Income and Interest Expense

DESCRIPTION	INTEREST $000	NET UNREALISED GAIN/LOSS $000	NET REALISED GAIN/LOSS $000	TOTAL $000
FOR THE HALF-YEAR ENDED 31 DECEMBER 2008

INTEREST INCOME
Onlendings *	3 769 100	209 591	—	3 978 691
Other investments	628 456	396 507	(9 921)	1 015 042

	4 397 556	606 098	(9 921)	4 993 733

INTEREST EXPENSE
Interest bearing liabilities	1 360 662	3 823 000	(502 774)	4 680 888
Customer deposits	240 679	5 612	—	246 291

	1 601 341	3 828 612	(502 774)	4 927 179

FOR THE HALF-YEAR ENDED 31 DECEMBER 2007

INTEREST INCOME
Onlendings *	566 496	(21 955)	—	544 541
Other investments	550 633	(63 942)	(20 662)	466 029

	1 117 129	(85 897)	(20 662)	1 010 570

INTEREST EXPENSE
Interest bearing liabilities	1 091 153	(142 313)	(156 244)	792 596
Customer deposits	205 650	(127)	—	205 523

	1 296 803	(142 440)	(156 244)	998 119

*	The majority of onlendings are provided to customers on a pooled fund basis. Interest costs are allocated to customers based on the daily movement in the market value of the pooled fund. Except for fixed rate loans, the interest from onlendings figure includes unrealised gains and losses which reflect the amount charged to customers.

In periods of rising interest rates, the market value of the funding pool will fall leading to lower interest income from onlendings. During the half-year ended 31 December 2008, interest rates fell in comparison to the half-year ended 31 December 2007 when rates rose. In addition, the large increase in client onlending balances contributed to the substantial increase in interest income for the period.

16 QUEENSLAND TREASURY CORPORATION

5. Fee Revenue

Management fees represent income earned from the management of QTC’s onlendings and deposits. A further amount of $6.131 million (31 December 2007 $5.776 million) derived from interest rate margins on certain managed funds and pools has been included under interest income.

6. Administration Expenses

	31 DECEMBER 2008 $000	31 DECEMBER 2007 $000
Salaries and related costs	7 479	5 866
Depreciation on property, plant and equipment	5 713	2 637
Consultants’ and outsourced fees	3 159	2 201
Property charges	1 081	698
Computer charges	862	790
Investor and market relations program	789	310
Internal and external audit fees	436	389
Telephone, postage, printing and stationery	367	216
Staff training and development	267	227
Other administration costs	2 181	962
Provisions – cooperative housing societies	8	14

	22 342	14 310

7. Cash

Cash includes only those funds held at bank and does not include money market deposits. A large surplus was maintained at the end of December 2008 to cater for unexpected cash flows over this period that could not be catered for by transacting in the market due to the level of market liquidity.

8. Financial Assets at Fair Value through Profit or Loss

	31 DECEMBER 2008 $000	30 JUNE 2008 $000	31 DECEMBER 2007 $000
CAPITAL MARKET OPERATIONS
Money market deposits	926 019	841 179	1 195
Discount securities	5 962 942	7 576 312	8 320 038
Commonwealth and state securities*	5 281 824	3 842 084	3 516 981
Floating rate notes	4 492 980	3 872 355	3 771 955
Other investments	737 316	562 193	778 685

	17 401 081	16 694 123	16 388 854

*	QTC maintains holdings of its own stocks. These holdings have been excluded from both Financial Assets and Financial Liabilities at Fair Value through Profit or Loss (refer note 13).

The total includes investments made to manage:

•	deposits of $8 210.338 million (30 June 2008 $8 251.872 million)

•	equity of $366.393 million (30 June 2008 $292.644 million), and

•	cross border lease deferred income of $114.029 million (30 June 2008 $118.328 million).

The remaining investments are used to facilitate management of interest rate risk or result from QTC borrowing in advance of requirements.

2008 HALF-YEARLY REPORT 17

Notes to and Forming Part of the Financial Statements

For the half-year ended 31 December 2008 (continued)

9. Derivative Financial Assets

	31 DECEMBER 2008 $000	30 JUNE 2008 $000	31 DECEMBER 2007 $000
AUSTRALIA
Interest rate swaps	343 945	63 435	52 365
Cross currency swaps	153 910	—	12 411
Forward rate agreements	349 804	160 556	26 283

OVERSEAS
Forward exchange contracts	148 227	423	33 959
Credit derivatives	—	—	15

	995 886	224 414	125 033

10. Onlendings

Government departments and agencies	8 764 543	6 163 949	4 218 660
Government owned corporations	20 436 097	16 970 788	16 236 817
Local governments	1 724 813	3 038 545	2 909 391
Tollway companies	2 345 160	1 799 454	1 503 363
QTC related entities (1)	275 357	294 130	313 857
Queensland water entities	7 834 135	3 836 291	1 857 334
Statutory bodies	933 119	793 672	901 147
Other bodies	12 469	11 408	12 162
Cooperative housing society loans	2 883	3 457	4 281
Provision for impaired loans	(196)	(188)	(168)

	42 328 380	32 911 506	27 956 844

(1)

Included in the above figure is an onlending to DBCT Holdings Pty Ltd to fund the purchase and lease of operating rights to the Dalrymple Bay Coal Terminal (refer note 14 and 20). The onlending is offset by a deposit of $277 million (30 June 2008 $294 million) held by QTC on behalf of the lessee of the terminal (refer note 14 ).

18 QUEENSLAND TREASURY CORPORATION

11. Financial Assets at Fair Value through Profit or Loss

	31 DECEMBER 2008 $000	30 JUNE 2008 $000	31 DECEMBER 2007 $000
LONG TERM ASSETS
Investments held with QIC:
QIC Investment Trust No.2	13 887 442	—	—
QIC Property Fund	1 756 493	—	—
QIC Strategic Fund No.2	715 057	—	—
QIC Diversified Infrastructure Fund No.2	484 252	—	—
QIC Private Equity Fund No.2	390 952	—	—
QIC International Property Fund	303 939	—	—
QIC International Property Development Trust	622	—	—
QIC Treasury Infrastructure Trust	402 373	—	—
Queensland BioCapital Fund No.1	29 931	—	—
Queensland BioCapital Fund No.2	30 479	—	—

	18 001 540	—	—

The underlying assets of the trusts are spread across the following asset classes:

Fixed interest	39.6%
Australian equities	16.0%
International equities	15.8%
Real estate	14.0%
Diversified alternatives	5.8%
Infrastructure	4.3%
Cash	2.5%
Private equity and other	2.0%

	100%

Investments held by the Long Term Assets segment are primarily units in unlisted trusts held with QIC. The main purpose of these assets is to generate a return equal to the fixed rate note issued to the State Government (refer note 15).

The Long Term Asset Advisory Board (LTAAB) determines the investment objectives, risk profiles and strategy for the Long Term Assets. It is responsible for formulating a strategic asset allocation to achieve the objectives of the investments in line with the required risk profile. Risk management policies are established to identify and analyse the risks and to set appropriate risk limits and controls, as well as, to monitor risks and adherence against these limits.

QIC is the lead fund investment manager and is responsible for implementing the investment strategy. QIC provides regular reports and advice on the performance of QTC’s investments to the LTAAB.

The trusts hold investments in a variety of financial instruments including derivatives, which expose QTC to credit risk, liquidity risk and market risk including interest rates, foreign exchange rates and equity prices.

Market risk is mitigated through a diversified portfolio of investments in unit trusts with QIC in accordance with the investment strategy approved by the LTAAB. The investment strategy targets a widely diversified portfolio across a broad range of asset classes. For further financial risk management information refer to the annual financial reports of the respective investment trusts available from QIC.

2008 HALF-YEARLY REPORT 19

Notes to and Forming Part of the Financial Statements

For the half-year ended 31 December 2008 (continued)

12. Derivative Financial Liabilities

	31 DECEMBER 2008 $000	30 JUNE 2008 $000	31 DECEMBER 2007 $000
AUSTRALIA
Interest rate swaps	39 258	229 432	201 972
Forward rate agreements	320 778	209 734	92 634

OVERSEAS
Forward exchange swaps	80 404	13 695	10 622
Cross currency swaps	833	12 175	—
Credit derivatives	33 648	8 932	5 050

	474 921	473 968	310 278

13. Interest Bearing Liabilities

AUSTRALIA
Treasury notes	2 010 125	998 023	1 567 575
Bonds	32 145 692	24 865 403	19 935 717
Credit foncier loans	1 293	1 480	1 658

	34 157 110	25 864 906	21 504 950

OVERSEAS
Commercial paper	2 826 802	446 599	1 518 000
Bonds	14 064 840	14 003 465	12 494 359
Medium-term notes	989 043	413 180	476 815

	17 880 685	14 863 244	14 489 174

TOTAL INTEREST BEARING LIABILITIES	52 037 795	40 728 150	35 994 124

Derivatives used to hedge offshore borrowings result in no net exposure to any foreign currencies.

QTC borrowings are guaranteed by the Queensland Government under the Queensland Treasury Corporation Act 1988.

20 QUEENSLAND TREASURY CORPORATION

14. Customer Deposits

	31 DECEMBER 2008 $000	30 JUNE 2008 $000	31 DECEMBER 2007 $000
Government departments and agencies	147 484	134 286	116 772
Government-owned corporations	1 412 812	1 232 256	1 389 266
Local governments	2 036 946	1 766 211	1 381 795
Queensland water entities	169 223	140 238	146 864
Tollway companies	136 539	157 812	102 972
Statutory bodies	3 735 293	3 343 142	3 307 394
QTC related entities	49 661	47 081	56 972
Other depositors (1)	406 117	383 897	392 579

	8 094 075	7 204 923	6 894 614

Collateral	116 263	—	—
Repurchase agreements	—	1 046 949	741 955

TOTAL DEPOSITS	8 210 338	8 251 872	7 636 569

(1) Includes a security deposit of $277 million (30 June 2008 $294 million) held on behalf of the lessee of the Dalrymple Bay Coal Terminal.

15. Financial Liabilities at Amortised Cost

FIXED RATE NOTE

State Government	21 558 339	—	—

	21 558 339	—	—

On 1 July 2008, a fixed rate note was issued to the State Government in exchange for the transfer of investments in unit trusts (Long Term Assets) held and managed by QIC.

2008 HALF-YEARLY REPORT 21

Notes to and Forming Part of the Financial Statements

For the half-year ended 31 December 2008 (continued)

16. Reserves

	31 DECEMBER 2008 $000	30 JUNE 2008 $000	31 DECEMBER 2007 $000
GENERAL RESERVE
Opening balance	39 082	39 082	39 082

CLOSING BALANCE	39 082	39 082	39 082

CREDIT RISK RESERVE (1)
Opening balance	34 000	30 717	28 129
Transfer from retained surplus	89 027	3 283	2 588

CLOSING BALANCE	123 027	34 000	30 717

BASIS RISK RESERVE (2)
Opening balance	53 500	22 500	16 500
Transfer (to)/from retained surplus	(34 000)	31 000	6 000

CLOSING BALANCE	19 500	53 500	22 500

TOTAL RESERVES	181 609	126 582	92 299

MOVEMENTS DURING THE PERIOD
Credit risk reserve	89 027	3 283	2 588
Basis risk reserve	(34 000)	31 000	6 000

	55 027	34 283	8 588

(1)

As the State’s corporate treasury, QTC undertakes portfolio management activities on behalf of customers and raises funding in advance of requirements. QTC borrows in advance of requirements to ensure Queensland public sector entities have ready access to funding when required and also to reduce the risk associated with refinancing maturing loans. In addition, QTC holds surplus funds to assist with the management of customer portfolios. These activities expose QTC to credit risk. There has been a large increase in the funds required to manage financing and refinancing risk due to the current financial and economic crisis. In addition, there has been significant interest rate and exchange rate volatility resulting from this crisis. These factors have led to a significant increase over the last twelve months in the capital required for credit risk, particularly with respect to QTC’s funding pools where the majority of the surplus funds are held.

In addition to its portfolio management activities, QTC also invests funds on behalf of its customers which are held in the QTC Cash Fund. QTC’s Cash Fund is capital guaranteed. To reduce the impact of a credit failure on its retained earnings, QTC sets aside a certain portion of its fees earned from the Cash Fund to the Credit Risk Reserve together with interest accumulated on the reserves. The Credit Risk Reserve will be utilised if a credit event results in there being a shortfall between the guaranteed capital and the investments of the Cash Fund.

(2)

The Basis Risk Reserve has been created to provide for losses that may occur as a result of basis risk where QTC has borrowed in excess of its loans to customers. The excess borrowings are needed to enable QTC to manage its customer debt portfolios and liquidity, and are hedged through the purchase of highly liquid assets. Gains/losses may occur due to interest yields on the asset hedges not moving in exactly the same manner as the interest yields on borrowings. Basis risk has been measured using the value at risk methodology. QTC is confident at the 99% level, that the accumulated losses as a result of basis risk on surplus fixed rate funding over a 10 business day period, will be no greater than the value of the reserve for surplus fixed rate funding. Further at 99% confidence, the accumulated loss as a result of basis risk on surplus floating rate funding over a 20 business day period, will be no greater than the value of the reserve for surplus floating rate funding.

The remaining reserves are maintained for general purposes.

22 QUEENSLAND TREASURY CORPORATION

17. Cash Flows Presented on a Net Basis

Cash flows arising from the following activities are presented on a net basis in the Cash Flow Statement:

•	loan advances to and redemptions from customers

•	sales and purchases of investments

•	receipt and withdrawal of customers deposits, and

•	interest bearing liabilities.

LONG TERM ASSETS

No external cashflow is generated from the Long Term Assets operations. The transfer of the investment in unit trusts was in exchange for a fixed rate note issued by QTC to the State Government based on the market value of the assets on transfer. Further deposits and withdrawals from the fixed rate note result in a corresponding change to the investments held. Interest on the fixed rate note is capitalised. Earnings, market movement and fees on the investment are recognised in the valuation of the investment (refer note 1 and 3).

18. Contingent Liabilities

There have been no material changes in contingent liabilities since those disclosed in the Financial Statements for the year ended 30 June 2008. Refer to note 20 in the 2008 Annual Report.

19. Funding Facilities

FACILITY	CURRENCY	LIMIT $M	FACE VALUE ON ISSUE 31 DECEMBER 2008 $M	FACE VALUE ON ISSUE 30 JUNE 2008 $M
ONSHORE FACILITIES
Domestic Benchmark Bond	AUD	UNLIMITED	AUD 34 131	AUD 26 275
Capital Indexed Bond #	AUD	UNLIMITED	AUD 731	AUD 583
Treasury Note	AUD	UNLIMITED	AUD 2 016	AUD 1 000
Other	AUD	UNLIMITED	AUD 604	AUD 595

OFFSHORE FACILITIES
Global Benchmark Bond	AUD	AUD 20 000	AUD 13 247	AUD 14 380
Euro Commercial Paper	MULTICURRENCY	USD 10 000	USD 1 407	USD 386
US Commercial Paper	MULTICURRENCY	USD 5 000	USD 542	USD 50
Euro Medium-term Note	MULTICURRENCY	USD 10 000	USD 577	USD 384
US Medium-term Note	MULTICURRENCY	USD 10 000	—	—

#	Includes current indexed face value

The facility limits for QTC’s offshore funding programs have increased significantly from 30 June 2008 in response to both current and expected increase in borrowings to fund the State’s expanded infrastructure program. The objective is to maintain the funding flexibility required to deliver the cheapest cost of funds to the State, while mitigating the risks associated with managing liquidity in the current uncertain market environment.

2008 HALF-YEARLY REPORT 23

Notes to and Forming Part of the Financial Statements

For the half-year ended 31 December 2008 (continued)

20. Investments in Companies

Investments in the following companies are held at cost:

NAME	PRINCIPAL ACTIVITIES	BENEFICIAL INTEREST DECEMBER 2008%	VOTING RIGHTS DECEMBER 2008%	BENEFICIAL INTEREST JUNE 2008%	VOTING RIGHTS JUNE 2008%
Queensland Treasury Holdings Pty Ltd (1)	Holding company for a number of subsidiaries and investments	40	24	40	24

Queensland Lottery Corporation Pty Ltd (2)	Holds the lottery licence and trademarks on behalf of the State of Queensland	40	24	40	24

DBCT Holdings Pty Ltd (2)	Owns and leases bulk coal port facilities in North Queensland	20	12	20	12

City North Infrastructure Pty Ltd (2)	Manages the procurement of the Airport Link and Northern Busways project	10	6	10	6

Sunshine Locos Pty Ltd	Dormant	50	50	50	50

(1)	Queensland Treasury Holdings Pty Ltd holds an interest in Queensland Motorways Limited; 2 of a total 147 960 shares.
(2)	Beneficial interest and voting rights in the company are held indirectly through QTC’s holdings in Queensland Treasury Holdings Pty Ltd.

21. Investments Accounted for using the Equity Method

		ORDINARY SHARES OWNERSHIP INTEREST		INVESTMENT CARRYING AMOUNT OWNERSHIP INTEREST
NAME OF ENTITY	PRINCIPAL ACTIVITIES	DECEMBER 2008%	JUNE 2008%	DECEMBER 2008%	JUNE 2008%
Local Government Infrastructure Services Pty Ltd	Provides assistance to Queensland local governments in relation to infrastructure procurements	50	50	50	50

24 QUEENSLAND TREASURY CORPORATION

21. Investments Accounted for using the Equity Method (continued)

RESULTS OF JOINT VENTURE ENTITY

Summarised financial information of jointly controlled entity:

	DECEMBER 2008 $000	JUNE 2008 $000	DECEMBER 2007 $000
INCOME STATEMENT
Revenues	9 298	35 550	19 808
Expenses	9 190	35 042	19 587
PROFIT BEFORE INCOME TAX EXPENSE	108	508	221
Income tax expense	—	—	—

NET PROFIT	108	508	221

BALANCE SHEET
ASSETS
Current assets	28 178	26 379	40 672

TOTAL ASSETS	28 178	26 379	40 672

LIABILITIES
Current liabilities	26 826	24 305	40 091
Non current liabilities	500	1 206	—

TOTAL LIABILITIES	27 326	25 511	40 091

NET ASSETS	852	868	581

QTC’s share of the joint venture entity’s result for the period ended 31 December 2008, including movements in the carrying amount of the investment consists of:

MOVEMENTS IN CARRYING AMOUNT OF INVESTMENT
Carrying amount at beginning of period	434	290	180
Share of profits after income tax	54	144	110
Dividends received/receivable	(62)	—	—

CARRYING AMOUNT AT END OF PERIOD	426	434	290

2008 HALF-YEARLY REPORT 25

Certificate of the Queensland Treasury Corporation

The forgoing interim financial statements have been prepared in accordance with the Financial Administration and Audit Act 1977 and other prescribed requirements including AASB 134: Interim Financial Reporting.

We certify that in our opinion:

(i)	the prescribed requirements for establishing and keeping the accounts have been complied with in all material respects

(ii)	the foregoing interim financial statements have been drawn up so as to present a true and fair view of Queensland Treasury Corporation’s assets and liabilities, financial position and financial performance for the half year ended 31 December 2008, and

(iii)	the interim management report includes a fair review of the information required under article 4(4) of the law of January 11, 2008 on transparency requirements for issuers of securities on the Luxembourg Stock Exchange.

Signed in accordance with a resolution of the Directors.

26 QUEENSLAND TREASURY CORPORATION

Independent Auditor’s Review Report

To Queensland Treasury Corporation

Matters Relating to the Electronic Presentation of the Reviewed Financial Statements

The review report relates to the financial report of Queensland Treasury Corporation for the half year ended 31 December 2008 included on Queensland Treasury Corporation’s web site. The Corporation is responsible for the integrity of Queensland Treasury Corporation’s web site. I have not been engaged to report on the integrity of Queensland Treasury Corporation’s web site. The review report refers only to the statements named below. It does not provide an opinion on any other information which may have been hyperlinked to/from these statements. If users of the financial report are concerned with the inherent risks arising from electronic data communications they are advised to refer to the hard copy of the reviewed financial report, available from Queensland Treasury Corporation, to confirm the information included in the reviewed financial report presented on this web site.

These matters also relate to the presentation of the reviewed financial report in other electronic media including CD Rom.

Report on the Interim Financial Report

I have reviewed the accompanying half-year financial report of Queensland Treasury Corporation, which comprises the interim balance sheet as at 31 December 2008, and the interim income statement, interim statement of changes in equity and interim cash flow statement for the half-year ended on that date, notes to and forming part of the financial report and the certificate of the Queensland Treasury Corporation.

THE CORPORATION SOLE’S RESPONSIBILITY

The corporation sole is responsible for the preparation and fair presentation of the half-year financial report in accordance with Australian Accounting Standards (including the Australian Accounting Interpretations). This responsibility includes designing, implementing and maintaining internal control relevant to the preparation and fair presentation of the half-year financial report that is free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

AUDITOR’S RESPONSIBILITY

My responsibility is to express a conclusion on the half-year financial report based on my review. I conducted my review in accordance with Auditing Standard on Review Engagements ASRE 2410 Review of an Interim Financial Report Performed by the Independent Auditor of the Entity, in order to state whether, on the basis of the procedures described, anything has come to my attention that causes me to believe that the financial report is not presented fairly, in all material respects. As the auditor of Queensland Treasury Corporation, ASRE 2410 requires that I comply with the ethical requirements relevant to the audit of the annual financial report.

A review of a half-year financial report consists of making enquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Australian Auditing Standards and consequently does not enable me to obtain assurance that I would become aware of all significant matters that might be identified in an audit. Accordingly, I do not express an audit opinion.

INDEPENDENCE

The Financial Administration and Audit Act 1977 promotes the independence of the Auditor General and QAO authorised auditors. The Auditor-General is the auditor of all Queensland public sector entities and can only be removed by Parliament.

The Auditor-General may conduct an audit in any way considered appropriate and is not subject to direction by any person about the way in which audit powers are to be exercised. The Auditor General has for the purposes of conducting an audit, access to all documents and property and can report to Parliament matters which in the Auditor-General’s opinion are significant.

CONCLUSION

Based on my review, which is not an audit, nothing has come to my attention that causes me to believe that the half-year financial report of Queensland Treasury Corporation does not present fairly, in all material respects, the financial position of the Queensland Treasury Corporation as at 31 December 2008 and its financial performance and its cash flows for the half-year ended on that date.

2008 HALF-YEARLY REPORT 27

Interim Management Report

For the half-year ended 31 December 2008

Review of Operations

QTC made an operating loss after tax for the half-year ended 31 December 2008 of A$3.483 billion consisting of the following operating segment results:

•	CAPITAL MARKET OPERATIONS

During the period from 1 July to 31 December 2008, QTC continued in its ordinary course of business as the State of Queensland’s central financing authority and corporate treasury services provider. The operating profit after tax for the six months ending 31 December 2008 for the Capital Markets Operations segment was A$73.749 million.

•	LONG TERM ASSETS

On 1 July 2008, under an administrative arrangement the Queensland Government transferred a portfolio of assets (Long Term Assets) to QTC. These assets were held to fund superannuation and other long-term obligations of the State such as insurance and long service leave. In return, QTC issued to the State a fixed rate note, initially set at 7.5% per annum, which is the current actuarially-assessed long-term average rate of return for a managed diversified portfolio of investments. This arrangement has resulted in the State receiving a fixed rate of return on the note, while QTC bears the risks and rewards on the asset portfolio. The purpose of the transfer was to minimise the volatility in the General Government net operating position as a result of the fluctuations in returns from the investment of these assets.

The Corporation made an operating loss after tax of A$3.557 billion for the Long Term Assets segment. Fund performance has been affected by the poor performance and extreme volatility recorded by virtually all markets during the past half-year due to the impact of the global financial crisis.

The losses incurred by the Long Term Assets segment have no impact on QTC’s capacity to meet its obligations as there is no cash flow effect for QTC. In addition, under the Queensland Treasury Corporation Act 1988, any losses of the Corporation shall be the responsibility of the Consolidated Fund of the Queensland Government.

Risks and Uncertainties for the six months ending 30 June 2009

The first half of the 2008-09 financial year was characterised by largely unprecedented and fundamental changes within the global financial markets, as major economies continued to grapple with the ongoing global credit and liquidity crises. The uncertainty in the global financial markets and the weakening economic conditions are expected to continue making it extremely difficult to assess the impact on the operating results for the remaining period to 30 June 2009.

28 QUEENSLAND TREASURY CORPORATION

Appendix A: Loans to Customers

LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2008 A$000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 31 DEC 2008 A$000	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2008	AVERAGE EXPECTED TERM (YRS)* 31 DEC 2008
BODIES WITHIN THE PUBLIC ACCOUNTS
Arts Queensland	15 017	14 278	N/A	N/A
CITEC	6 406	16 133	5.22	5.58
Department of Corrective Services	319	198	1.21	0.71
Department of Education, Training and the Arts	56 252	53 088	4.14	3.66
Department of Emergency Services	2 480	1 539	2.13	1.62
Department of Justice and Attorney General	70 487	66 238	3.96	3.46
Department of Local Government Planning Sport and Recreation	15 080	—	N/A	—
Department of Main Roads	1 014 980	1 166 501	N/A	7.80
Department of Public Works - Administrative Services	119 793	112 652	4.75	4.44
Department of Public Works - GoPrint	2 162	2 372	N/A	N/A
Department of Public Works - QBuild	7 292	24 804	4.43	3.86
Department of Public Works - QFleet	256 605	281 443	N/A	N/A
Department of State Development	134 853	144 608	6.50	6.02
Department of the Premier and Cabinet	16 810	18 241	7.81	7.31
Forestry Plantations Queensland	75 577	81 229	N/A	N/A
Monte Carlo Caravan Park Pty Ltd	324	247	1.75	1.26
Queensland Ambulance Service	1 173	390	1.04	0.48
Queensland Audit Office	507	428	2.46	1.96
Queensland Fire and Rescue Authority	3 939	4 200	6.21	5.71
Queensland Health	123 061	133 996	9.96	9.46
Queensland Transport	65 778	68 006	6.64	6.30
Queensland Treasury	4 169 024	6 563 134	N/A	N/A
Queensland Treasury Racing	187	2 893	5.50	5.32
Sales and Distribution Services	5 844	7 926	N/A	N/A

TOTAL	6 163 949	8 764 543

COOPERATIVE HOUSING SOCIETIES
Cooperative Housing Societies	3 457	2 883	N/A	N/A

TOTAL	3 457	2 883

GOVERNMENT OWNED CORPORATIONS
Cairns Port Authority	159 711	227 255	N/A	N/A
Gladstone Ports Corporation	447 208	490 070	N/A	N/A
CS Energy Ltd	1 055 633	1 131 901	N/A	N/A
ENERGEX Limited	3 255 581	3 742 038	N/A	N/A
Ergon Energy Corporation Limited	2 974 040	3 512 981	N/A	N/A
Eungella Water Pipeline Pty Ltd	32 667	36 489	15	14.34
Port of Brisbane Corporation	577 293	721 004	N/A	N/A
Ports Corporation of Queensland	141 529	286 257	N/A	N/A
Queensland Electricity Transmission Corporation Ltd (Powerlink)	2 427 411	2 920 176	N/A	N/A
Queensland Rail	5 164 131	6 368 738	N/A	N/A
Stanwell Corporation Limited	127 151	265 400	N/A	N/A
SunWater	223 659	228 640	N/A	N/A
Tarong Energy Corporation Limited	376 389	497 671	N/A	N/A
Townsville Port Authority	8 385	7 479	3.04	2.53

TOTAL	16 970 788	20 436 098

2008 HALF-YEARLY REPORT 29

Appendix A: Loans to Customers (continued)

LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2008 A$000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 31 DEC 2008 A$000	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2008	AVERAGE EXPECTED TERM (YRS)* 31 DEC 2008
LOCAL GOVERNMENTS
Balonne Shire Council	2 568	2 588	9.04	9.00
Banana Shire Council	1 078	870	5.93	6.97
Barcaldine Regional Council	1 829	2 003	15.26	14.67
Barcoo Shire Council	107	108	6.87	6.32
Blackall Tambo Regional Council	740	708	7.18	7.12
Brisbane City Council	699 389	167 366	13.99	13.99
Bulloo Shire Council	1 546	1 587	8.57	8.29
Bundaberg Regional Council	47 492	50 640	11.18	10.87
Burdekin Shire Council	8 908	8 197	5.69	5.67
Cairns Regional Council	54 538	48 869	9.77	11.16
Carpentaria Shire Council	1 836	1 789	7.35	7.18
Cassowary Coast Regional Council	20 529	22 136	N/A	N/A
Central Highlands Regional Council	15 458	16 873	14.99	14.41
Charters Towers Regional Council	724	681	5.32	5.06
Cherbourg Aboriginal Council	88	9	0.51	0.04
Cloncurry Shire Council	4 433	4 509	8.85	9.12
Cook Shire Council	3 279	3 720	16.33	15.79
Dalby Regional Council	3 815	4 166	12.21	11.82
Diamantina Shire Council	992	1 054	10.24	9.97
Etheridge Shire Council	468	507	12.59	11.97
Fraser Coast Regional Council	96 205	106 412	13.97	13.66
Gladstone Regional Council	36 324	38 482	14.17	13.84
Gold Coast City Council	679 547	139 083	N/A	13.51
Goondiwindi Regional Council	803	478	4.17	6.17
Gympie Regional Council	4 447	4 371	8.02	8.06
Hope Vale Aboriginal Council	839	959	19.46	18.19
Ipswich City Council	117 701	130 366	N/A	N/A
Local Government Association of Queensland	715	1 128	N/A	N/A
Lockyer Valley Regional Council	1 266	743	5.31	7.33
Logan City Council	101 446	55 170	N/A	N/A
Longreach Regional Council	1 108	1 256	16.89	16.16
Mackay Regional Council	98 797	107 908	15.14	14.66
McKinlay Shire Council	547	573	9.22	8.74
Moreton Bay Regional Council	216 829	109 330	N/A	N/A
Mount Isa City Council	3 951	5 783	5.76	5.77
Murweh Shire Council	2 679	2 894	11.46	11.04
North Burnett Regional Council	1 371	1 433	10.13	9.86
Paroo Shire Council	2 247	2 556	17.70	16.91
Redland City Council	123 838	43 902	11.11	12.97
Richmond Shire Council	—	2 523	—	9.88
Rockhampton Regional Council	97 968	105 907	11.86	11.64
Roma Regional Council	10 556	11 295	12.93	12.82
Scenic Rim Regional Council	10 160	1 877	N/A	10.49
South Burnett Regional Council	14 360	14 991	N/A	N/A

30 QUEENSLAND TREASURY CORPORATION

LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2008 A$000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 31 DEC 2008 A$000	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2008	AVERAGE EXPECTED TERM (YRS)* 31 DEC 2008
Southern Downs Regional Council	17 612	19 329	14.84	14.25
Sunshine Coast Regional Council	201 166	122 005	7.19	10.39
Tablelands Regional Council	7 760	7 297	7.03	7.47
Toowoomba Regional Council	83 728	89 664	N/A	N/A
Torres Shire Council	1 837	1 909	7.84	7.39
Townsville City Council	207 140	230 640	14.88	14.49
Torres Strait Island Regional Council	604	656	13.12	12.54
Whitsunday Regional Council	21 674	21 532	10.67	11.05
Winton Shire Council	3 501	3 980	18.16	17.15

TOTAL	3 038 545	1 724 813

STATUTORY BODIES
DRAINAGE BOARDS
East Deeral Drainage Board	18	14	2.01	1.54
Eugun Bore Water Authority	199	188	4.43	3.87
Matthews Road Drainage Board	9	6	1.56	1.08
GRAMMAR SCHOOLS
Brisbane Girls’ Grammar School	21 673	23 124	11.42	11.01
Brisbane Grammar School	9 459	8 675	5.20	5.30
Ipswich Girls Grammar School	5 305	17 290	N/A	N/A
Ipswich Grammar School	2 962	2 951	5.70	5.22
Rockhampton Girls Grammar School	3 882	4 663	18.47	17.97
Rockhampton Grammar School	10 872	12 100	16.43	15.59
Toowoomba Grammar School	775	530	1.67	0.98
Townsville Grammar School	9 585	10 280	12.24	12.09
RIVER IMPROVEMENT TRUSTS
Pioneer River Improvement Trust	471	463	5.25	4.77
UNIVERSITIES
Griffith University	61 189	113 762	5.84	7.47
James Cook University	24 913	27 692	14.97	14.26
Sunshine Coast University	23 925	23 740	13.14	11.33
WATER BOARDS
Avondale Water Board	525	524	5.72	5.24
Fernlee Water Authority	120	131	13.48	12.77
Gladstone Area Water Board	134 732	140 366	25.21	17.89
Glamorgan Vale Water Board	85	82	8.08	8.36
Kelsey Creek Water Board	1 308	1 325	6.87	6.33
Mount Isa Water Board	4 003	4 235	9.92	9.33
Pioneer Valley Water Board	3 816	3 842	6.56	6.15
Riversdale Murray Valley Water Management Board	525	519	5.19	4.72
Six Mile Creek Water Board	25	14	1.10	0.59
WATER SUPPLY BOARDS
Bollon South Water Authority	746	810	11.47	10.96
Bollon West Water Authority	924	1 042	13.33	12.70
Ingie Water Authority	424	465	12.58	12.04

2008 HALF-YEARLY REPORT 31

Appendix A: Loans to Customers (continued)

LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2008 A$000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 31 DEC 2008 A$000	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2008	AVERAGE EXPECTED TERM (YRS)* 31 DEC 2008
OTHER STATUTORY BODIES
Australian Agricultural Colleges Corporation	1 348	996	2.15	1.93
Stadiums Queensland	424 034	486 282	8.81	8.37
Mt Gravatt Showgrounds Trust	83	79	6.62	6.65
National Trust of Queensland	967	925	4.82	4.24
Queensland Rural Adjustments Authority	8 503	8 214	5.11	4.65
Queensland Racing	2 151	—	5.71	—
Queensland Studies Authority	1 198	999	2.25	1.77
South Bank Corporation	32 781	36 725	N/A	N/A
State Library of Queensland	137	66	0.91	0.40

TOTAL	793 672	933 119

QUEENSLAND WATER ENTITIES
Queensland Bulk Water Supply Authority	537 248	2 361 137	N/A	N/A
Queensland Bulk Water Transport Authority	3 731	556 872	N/A	N/A
Queensland Manufactured Water Authority	—	244 042	—	N/A
QLD Water Infrastructure Pty Ltd	604 707	801 477	N/A	N/A
SEQ Distribution Entity (Interim) Pty Ltd	—	5 877	—	N/A
SEQ Water Facility	185 251	—	N/A	—
SEQ Water Grid Manager	1 801	46 228	N/A	N/A
SEQ (Gold Coast) Desalination Company Pty	280 814	515 437	N/A	N/A
Southern Regional Water Pipeline Company Pty Ltd	930 286	1 423 383	N/A	N/A
Western Corridor Recycled Water Pty Ltd	1 292 453	1 879 681	N/A	N/A

TOTAL	3 836 291	7 834 135

SUNCORP-METWAY LTD
Suncorp Metway Facility	2 192	2 246	7.78	8.05

TOTAL	2 192	2 246

TOLLWAY COMPANY
Queensland Motorways Limited	1 799 454	2 345 160	N/A	N/A

TOTAL	1 799 454	2 345 160

QTC RELATED ENTITIES
DBCT Holdings Pty Ltd	294 130	275 357	N/A	N/A

TOTAL	294 130	275 357

OTHER BODIES
Aviation Australia Pty Ltd	2 546	2 779	12.49	11.91
Department of Education, Training and the Arts - State Schools	68	59	0.89	3.26
Parents and Citizens Associations	6 602	7 386	5.75	6.04

TOTAL	9 216	10 223

GRAND TOTAL	32 911 694	42 328 577

The balance of customers’ offset deposits held in various pools is offset against customers’ debt outstanding.

*	Average Expected Term	- only includes standard principal and interest accounts
- ignores temporary funding and debt offset facility, and
- is not applicable for any non-standard principal and interest accounts.

32 QUEENSLAND TREASURY CORPORATION

Appendix B: Partners in Financial Markets

31 December 2008

Actual dealer entities may vary depending on the facility and location of the dealer.

DOMESTIC AND GLOBAL A$ BOND FACILITY DISTRIBUTION GROUP
AUSTRALIA AND NEW ZEALAND BANKING GROUP LTD	TELEPHONE
Domestic (Australia)	+61 2 9227 1110
Global (London)	+44 207 378 2378

ABN AMRO BANK NV / ROYAL BANK OF SCOTLAND	TELEPHONE
Domestic (Australia)	+61 2 8259 2200
Global (London)	+44 207 678 3887

CITIGROUP GLOBAL MARKETS AUSTRALIA LTD	TELEPHONE
Domestic (Australia)	+61 2 8225 6046
Global (London)	+44 207 986 9521

COMMONWEALTH BANK OF AUSTRALIA	TELEPHONE
Domestic (Australia)	+61 2 9235 0122
Global (London)	+44 207 329 6444

DEUTSCHE CAPITAL MARKETS AUSTRALIA[1]	TELEPHONE
Domestic (Australia)	+61 2 8258 1444
Global (London)	+44 207 547 1931

JP MORGAN	TELEPHONE
Domestic (Australia)	+61 2 9220 1358
Global (London)	+44 207 777 9667

MACQUARIE BANK LTD	TELEPHONE
Domestic (Australia)	+61 2 8232 3333
Global (London)	+44 207 065 2100

NATIONAL AUSTRALIA BANK LTD	TELEPHONE
Domestic (Australia)	+61 2 9295 1166
Global (London)	+44 207 796 4761

ROYAL BANK OF CANADA	TELEPHONE
Domestic (Australia)	+61 2 9033 3222
Global (London)	+44 207 029 7008

TORONTO DOMINION BANK	TELEPHONE
Domestic (Australia)	+61 2 9619 8866
Global (London)	+44 207 628 4334

UBS AG [2]	TELEPHONE
Domestic (Australia)	+61 2 9324 2222
Global (London)	+44 207 567 4750

WESTPAC BANKING CORPORATION	TELEPHONE
Domestic (Australia)	+61 2 8204 2740
Global (London)	+44 207 621 7620

QTC TREASURY NOTE FACILITY DEALER PANEL
PANEL MEMBERS	TELEPHONE
Australia and New Zealand Banking Group Ltd	+61 2 9226 6707
Commonwealth Bank of Australia Ltd (Sydney)	+61 2 9235 0122
Deutsche Bank AG (Sydney)	+61 2 9258 1444
Macquarie Bank Ltd (Sydney)	+61 2 8232 3333
National Australia Bank Ltd (Sydney)	+61 2 9295 1133
Westpac Banking Corporation Ltd (Sydney)	+61 2 8204 2740

MULTICURRENCY US COMMERCIAL PAPER FACILITY DEALER PANEL
PANEL MEMBERS	TELEPHONE
Citigroup Global Markets Inc (New York)	+1 212 723 6252
Credit Suisse (New York)	+1 212 325 3358
Deutsche Bank Securities (New York)	+1 212 250 7179

MULTICURRENCY EURO COMMERCIAL PAPER FACILITY DEALER PANEL
PANEL MEMBERS	TELEPHONE
Barclays Bank Plc (London)	+44 207 773 9764
Citigroup International Plc (Hong Kong)[3]	+852 2501 2689
Deutsche Bank AG (Singapore)	+65 6 883 0808
National Australia Bank Limited
(Hong Kong and London)	+852 2526 5891
RBC Capital Markets (London)	+44 207 248 3306
UBS Ltd (London)	+44 207 567 2324

MULTICURRENCY EURO MEDIUM-TERM NOTE FACILITY DEALER PANEL[4]
PANEL MEMBERS	TELEPHONE
Includes all Domestic and Global A$ Bond Facility
Distribution Group[5], and
Nomura International Plc (London)	+44 207 521 2000

MULTICURRENCY US MEDIUM TERM NOTE FACILITY DEALER PANEL[4]
PANEL MEMBERS	TELEPHONE
Australian and New Zealand Banking Group Limited	+1 212 801 9160
Citigroup (New York)	+1 212 723 6175
Commonwealth Bank of Australia	+44 207 329 6444
Daiwa Securities SMBC Europe	+61 3 9916 1388
Deutsche Bank Securities Inc (New York) [6]	+1 212 469 7500
JP Morgan	+1 212 834 4533
RBC Capital Markets (New York)	+1 212 858 7380
RBS Greenwich Capital	+44 207 085 0000
TD Securities	+1 212 827 7325
UBS Investment Bank	+44 207 567 3782

1	Lead Manager – United States
2	Lead Manager – Europe
3	Lead Arranger
4	Reverse inquiry also permitted
5	Lead Arranger – UBS Ltd (London)
6	Lead Arranger

2008 HALF-YEARLY REPORT 33

Appendix B: Partners in Financial Markets

31 December 2008 (continued)

ISSUING AND PAYING AGENTS FOR QTC

	CONTACT	TELEPHONE	FACSIMILE
AUD TREASURY NOTES
Austraclear Services Ltd Sydney	Help Desk	1300 362 257	+61 2 9256 0456

AUD DOMESTIC BONDS		+61 3 9415 5000
Computershare Investor Services Ltd - to 19 March 2009	Markings/Transfers	(EXT 6044)	+61 3 9473 2594

AUD DOMESTIC BONDS
Link Market Services Ltd - from 20 March 2009	Markings/Transfers	+61 2 8280 7868	+61 2 9287 0315

AUD GLOBAL BONDS		+1 615 835 2729	+1 615 835 2727
Deutsche Bank Trust Company Americas	Client Services	+1 615 835 2728	+1 615 835 2730

EURO COMMERCIAL PAPER		+44 207 547 7608
Deutsche Bank AG, London	Client Services	+44 207 547 3747	+44 207 547 3665

US COMMERCIAL PAPER
Deutsche Bank Trust Company Americas	Client Services	+1 908 608 3153	+1 732 578 4635

EURO MEDIUM-TERM NOTES		+44 207 547 7608
Deutsche Bank AG, London	Client Services	+44 207 547 3747	+44 207 547 3665

US MEDIUM-TERM NOTES
Deutsche Bank Trust Company Americas	Client Services	+1 908 608 3153	+1 732 578 4635

34 QUEENSLAND TREASURY CORPORATION

Appendix C: Mid-year update of QTC’s Indicative Borrowing Program for 2008–09

BORROWING DETAILS	2008-09 MID-YEAR UPDATE A$M	2008-09 ORIGINAL A$M
REFINANCING OF MATURING DEBT:
A$ benchmark bonds	0	0
A$ non-benchmark bonds	69	69
Medium-term notes (MTNs)	0	0
Commercial paper [1]	1,457	1,457

TOTAL MATURING DEBT	1,526	1,526

ADJUSTMENTS:
Prefunding of Jul 2009 Benchmark Bond maturity	5,741	5,741
Principal repayments from QTC customers	(600)	(600)

TOTAL REFINANCING	6,667	6,667

NEW BORROWING:
Capital works and asset procurement	13,081	12,365
Funding in advance of customer borrowings	(3,700)	(2,700)

TOTAL NEW BORROWING	9,381	9,665

TOTAL BORROWING PROGRAM [2]	16,048	16,332

1.	Estimated commercial paper outstanding as at 30 June.
2.	Funding activity may vary depending upon actual customer requirements, the State’s fiscal position and financial market conditions.

The change in outstandings for QTC’s funding facilities over the first half of 2008-09 financial year was as follows:

FUNDING FACILITY	30 JUNE 2008 A$M	31 DEC 2008 A$M	CHANGE A$M
Domestic benchmark bond	26,275	34,131	6,184
Global benchmark bond	14,380	13,247	242
Capital indexed bond **	583	731	148
Domestic non-benchmark bond	595	604	10
Euro medium-term note (MTN)	418	834	400
Commercial paper	1,467	4,848	2,367

TOTAL	43,718	54,395	9,351

**	includes capital indexation

2008 HALF-YEARLY REPORT 35

Appendix D: Corporate Directory

Queensland Treasury Corporation

LEVEL 14, 61 MARY STREET, BRISBANE QUEENSLAND AUSTRALIA

GPO BOX 1096, BRISBANE QUEENSLAND AUSTRALIA 4001

TELEPHONE:	+61 7 3842 4600
FACSIMILE:	+61 7 3221 4122
INTERNET:	www.qtc.com.au

Queensland Treasury Corporation’s annual and half-yearly reports are available on QTC’s website: www.qtc.com.au. If you would like a report posted to you, please call 61 7 3842 4600. If you would like to comment on our Annual Report, please visit our website and complete the feedback form, which can be downloaded from the home page.

EXECUTIVE

TELEPHONE: +61 7 3842 4611	FACSIMILE: +61 7 3210 0262

TEAMS

FINANCIAL MARKETS

TELEPHONE: +61 7 3842 4789	FACSIMILE: +61 7 3221 2410

MARKET SUPPORT (SETTLEMENTS)

TELEPHONE: +61 7 3842 4644	FACSIMILE: +61 7 3221 2486

STOCK REGISTRY SERVICES (COMPUTERSHARE LTD) — TO 19 MARCH 2009

TELEPHONE: 1800 777 166	FACSIMILE: +61 3 9473 2531

STOCK REGISTRY SERVICES (LINK MARKET SERVICES) — FROM 20 MARCH 2009

TELEPHONE: 1800 777 166	FACSIMILE: +61 2 9287 0315

GOVERNMENT DEPARTMENTS AND AGENCIES

TELEPHONE: +61 7 3842 4715	FACSIMILE: +61 7 3211 3629

GOVERNMENT OWNED CORPORATIONS

TELEPHONE: +61 7 3842 4715	FACSIMILE: +61 7 3211 3629

LOCAL GOVERNMENT AND REGIONAL QUEENSLAND

TELEPHONE: +61 7 3842 4715	FACSIMILE: +61 7 3842 4958

TREASURY SERVICES

TELEPHONE: +61 7 3842 4715	FACSIMILE: +61 7 3211 3629

MAJOR PROJECTS

TELEPHONE: +61 7 3842 4715	FACSIMILE: +61 7 3211 3629

CUSTOMER SUPPORT (TRANSACTIONS)

TELEPHONE: 1800 641 057	FACSIMILE: +61 7 3221 2486

LEASING

TELEPHONE: +61 7 3842 4648	FACSIMILE: +61 7 3211 2486

LG INFRASTRUCTURE SERVICES

TELEPHONE: +61 7 3842 4700	-

ADMINISTRATION

TELEPHONE: +61 7 3842 4705	FACSIMILE: +61 7 3221 4122

CORPORATE ACCOUNTING

TELEPHONE: +61 7 3842 4630	FACSIMILE: +61 7 3221 4122

CORPORATE COMMUNICATION

TELEPHONE: +61 7 3842 4685	FACSIMILE: +61 7 3211 3629

HUMAN RESOURCES

TELEPHONE: +61 7 3842 4612	FACSIMILE: +61 7 3210 2358

INFORMATION TECHNOLOGY

TELEPHONE: +61 7 3842 4641	FACSIMILE: +61 7 3221 4122

LEGAL AND COMPLIANCE

TELEPHONE: +61 7 3842 4739	FACSIMILE: +61 7 3236 9031

36 QUEENSLAND TREASURY CORPORATION